Centurion Gold Announces Change In Management

JOHANNESBURG, South Africa--May 8, 2006--Centurion Gold Holdings, Inc. (OTCBB:CGHI), a natural resource development company, announced today that effective immediately Mr. Arthur Johnson is serving as the Company's new President and CEO while Professor Raymond Parsons has become Centurion's new Chairman of the Board. They replace Mr. Dale Paul who served as Centurion's President, Chief Executive Officer, and Chairman of the Board.

Mr. Johnson had served as Centurion's Chief Financial Officer and Director since December 2004. He will remain as Director and give up his post as Chief Financial Officer. Replacing Mr. Johnson as Chief Financial Officer, effective immediately, is Mr. Rinus Groeneveld who also remains Company Secretary. Mr. Groeneveld is a South African Chartered Accountant.

Prof. Parsons will serve as the Company's new Chairman of the Board, replacing Mr. Dale Paul in that role. Prof. Parsons is a previous Director General of the South African Chamber of Business (SACOB). He is currently a Director of the South African Reserve Bank, the Chairman of Mantek Resources (Proprietary) Limited and serves on the governing council of the Nelson Mandela Metropolitan University. Prof. Parsons is a past professor of economics at the University of the Witwatersrand, past visiting professor of the University of Pretoria and an extraordinary professor at the Nelson Mandela Metropolitan University. He also received an honorary doctorate from the Nelson Mandela metropolitan University for his immense contribution to business in South Africa.

Messrs. Neven Hendricks and Jannes du Plooy, both chartered accountants and former partners of Deloitte, together with Mr. Keith Hart remain on the Board of Centurion Gold.

About Centurion Gold Holdings, Inc.


Centurion Gold Holdings is a resource development company deploying a strategy of acquiring and/or partnering on natural resource properties that are undervalued. Management adds critical development to assets which it then sells or spins out into other listed entities. This strategy includes issuing Centurion investors stock or cash dividends for spun out assets. The Company's key natural resource interests include oil and gas properties in Alaska and Texas, as well as six South African mineral properties including gold, platinum and chrome. For more information please visit www.centuriongold.com.


Forward-Looking Statements


Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as the term is defined in the Private Securities Litigation Reform Act of 1995. The company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this press release the Company will appropriately inform the public.


Contact:
In the United States:
MCC Financial Services
Dilek Mir, 310-453-4667, ext. 235
ir@mccglobal.com
or
In Europe:
MCC Financial Services
Carrie Howes, +44 (0) 207 408 5406
ir@mccglobal.com